UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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VANTAGEMED CORPORATION
(Name of Registrant as Specified In Its Charter)

NIGHTINGALE INFORMATIX CORPORATION
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Filed by Nightingale Informatix Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: VantageMed Corporation

Commission File No.: 000-29367

NIGHTINGALE TO ACQUIRE VANTAGEMED

- Accretive acquisition to expand Nightingale’s customer base by 18,000 healthcare providers at 6,000 customer sites and will significantly extend its footprint in the U.S. market -

Markham, ON, February 19, 2007 - Nightingale Informatix Corporation (“Nightingale” or the “Company”) (TSX-V: NGH), today announced that it has entered into a definitive agreement to acquire all the outstanding shares of VantageMed Corporation (OTCBB: VMDC), a supplier of practice management software and services to more than 18,000 healthcare providers in the U.S. The Board of Directors of VantageMed has unanimously approved the transaction and unanimously agreed to recommend that its shareholders vote in favour of the acquisition. All figures are in U.S. dollars unless otherwise noted.

“We believe that this is a transformational and accretive acquisition that will provide strong growth potential, nearly double our revenue, increase our annual recurring revenue(1) to approximately CDN$18 million and materially expand our customer base and U.S. market presence,” said Sam Chebib, President and CEO of Nightingale. “We look forward to closing the transaction and continuing to build on our proven track record of successfully integrating acquisitions to further strengthen our position in the electronic medical record market (“EMR”).”

Mr. Chebib continued, “The transaction will directly support our core objectives to increase the number of physicians and healthcare professionals on our technology platform and expand our presence in the U.S. EMR market. VantageMed, as a proven market leader with a large customer base using its billing and practice management products, provides a strategic and captive audience to cross-sell our suite of EMR solutions.”

Under the terms of the definitive agreement, VantageMed shareholders will receive at closing cash consideration of $0.75 per share, valuing the transaction at approximately $13 million. Certain shareholders of VantageMed, including the directors and officers of the company, representing in aggregate approximately 39% of VantageMed’s outstanding common stock have entered into voting agreements with Nightingale and agreed to vote their shares in favour of the acquisition.

Based in Rancho Cordova, California, with operations in Boston, Pittsburgh and Kansas City, VantageMed has approximately 6,000 customer sites in 50 states with more than 18,000 healthcare providers using its practice management software and services. In the trailing twelve-month period ended September 30, 2006, VantageMed generated revenue of $11.6 million, of which approximately 78% was recurring revenue(1), based on its public filings. VantageMed has recently completed a restructuring whereby it divested non-core assets and implemented cost cutting measures to drive the company toward profitability. According to VantageMed, these activities were a success and resulted in revenue growth and improved EBITDA (earnings before interest, taxes, depreciation and amortization) in the third quarter ended September 30, 2006.

In addition to this completed turnaround, Nightingale believes that approximately CDN$2.0 million in cost saving synergies will be realized by eliminating costs associated with VantageMed’s public listing and capitalizing on potential operational efficiencies across the two organizations. A majority of these savings may be realized immediately with the remainder being realized within nine months of completing the acquisition. Based on VantageMed’s fiscal 2007 budget and the expected realized cost savings, Nightingale believes the transaction will be accretive immediately following closing.

“The market for our core products and services is reaching maturity, and we require a robust suite of EMR products to maintain our customer base and facilitate our future growth,” said Steve Curd, CEO of VantageMed. “Joining Nightingale gives us access to a leading EMR product portfolio and further delivers the operational and financial platforms that can support our existing customer relationships as well as our pursuit of new enterprise-sized opportunities throughout the U.S. market.”

Upon completion of the acquisition, Nightingale’s U.S. operations will be run by Steve Curd and his management team. Biographical information on VantageMed’s management group is set out below.

“We are very excited to welcome the management team at VantageMed into the Nightingale family,” said Mr. Chebib. “They have extensive executive-level experience with healthcare IT industry leaders such as Healtheon/WebMD, where they played key roles in driving its growth from inception through to the IPO stage. More recently, they were responsible for the turnaround of VantageMed’s operations. We believe that the combined organizations will have the customer base, technology and management team capable of capturing a growing share of the U.S. EMR market.”

The acquisition, which is expected to close prior to April 15, 2007, is conditional upon approval by a majority of VantageMed’s shareholders and other customary conditions.

VantageMed’s Board of Directors has received a fairness opinion from Healthcare Growth Partners, Inc. stating that the consideration to be received pursuant to the acquisition is fair from a financial point of view to all shareholders of VantageMed.

Concurrent with the announcement of the acquisition, Nightingale has arranged a committed subordinated credit facility of CDN$15.5 million led by Wellington Financial LP and including Export Development Canada, a Limited Partner in Wellington Financial Fund III.

“We are very pleased to play a key role in financing this fantastic opportunity that will leverage and combine the unique capabilities of both Nightingale and VantageMed,” said Mark Usher, Partner of Wellington Financial.

VantageMed Management Bios

Steve Curd - CEO

Prior to joining VantageMed, Steve served as the Chief Operating Officer of Healtheon (now WebMD). While at Healtheon/WebMD, Steve leveraged his leadership to pull a diverse team together and managed the company’s success through its Initial Public Offering and beyond. Before joining Healtheon, Steve was Chief Information Officer at UnitedHealth Group, and before that, Vice President at CIGNA. Steve has a Masters of Business Administration from The Wharton School at the University of Pennsylvania, and Bachelor of Arts degrees in Physics and Mathematics from William Jewell College in Liberty, Missouri. He holds appointments to the American Association for the Advancement of Science, has served on the Corporate Advisory Board of the University of California Berkeley, and is a charter member of the CyberNephrology Board of the National Kidney Foundation.

Richard Altinger - Executive Vice President of Marketing and Business Development

Prior to joining VantageMed, Mr. Altinger provided interim management and consulting services to numerous healthcare information technology companies. Mr. Altinger was one of the early employees of Healtheon/WebMD where he ultimately served as Vice President of Business Development at WebMD Corporation. Mr. Altinger’s WebMD experience included directing Healtheon/WebMD’s account management, systems integration, EDI mapping and customer support departments. Mr. Altinger holds a Bachelor of Science degree in Mechanical Engineering and an M.S. in Engineering Management both from Stanford University.

Mark Cameron - COO

Prior to joining VantageMed, Mr. Cameron served as a Senior Vice President of Product Development with Beech Street Corporation, the nation’s largest independently owned Preferred Provider Organization (PPO) in the United States. Mr. Cameron also served as Vice President of Production Services for WebMD Corporation where he was instrumental in developing and growing WebMD’s hosted physician services. Before joining WebMD, Mr. Cameron was a Vice President at CIGNA. Mr. Cameron brings to VantageMed a deep understanding of the entire physician revenue cycle management process. Mr. Cameron holds a Masters of Business Administration from the University of Dallas and a Bachelor of Science in Computer Science from the University of Tulsa.

Liesel Loesch - CFO

Ms. Loesch has been with VantageMed since January 2003 and has managed the accounting, compliance and financial operations of the Company since that time. Prior to VantageMed, Ms. Loesch was the Controller for Silicon Image, Inc. She is a CPA, previously served as an Audit Manager for PricewaterhouseCoopers LLP and graduated with a Bachelor of Science in Business Administration from California State University, Hayward.

Notice of Conference Call and Webcast

Nightingale will host a conference call on Monday, February 19, 2007 at 10:00 a.m. Eastern Standard Time. To access the conference call by telephone, dial 416-644-3417 or 1-800-732-0232. Please connect approximately fifteen minutes prior to the beginning of the call to ensure participation. The conference call will be archived for replay until Monday, February 26, 2007. To access the archived conference call, dial 416-640-1917 or 877-289-8525 and enter reference number 21220554 followed by the number sign.

A live audio webcast of the call will be available at www.newswire.ca. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be necessary. The webcast will be archived for 90 days.

(1) Recurring revenue includes software support and maintenance and monthly transactional revenue

About Nightingale

Nightingale Informatix Corporation is one of North America’s fastest growing healthcare application service providers (ASP) for outpatient clinics. Nightingale’s Internet-based Electronic Health Record (EHR), Electronic Medical Record (EMR) and practice management solutions are designed to help physicians, clinics, hospitals and other healthcare organizations more efficiently manage their operations and patient records.

Nightingale’s products and services offer physicians in United States and Canada leading-edge functionality for clinical documentation, patient scheduling, resource scheduling, billing, transcription, end-to-end coding and claims processing, data management, work flow tools, laboratory interfaces, documentation management and patient portals, along with other real-time services. The company’s proprietary offerings of software include myNightingale, Entity and Physician WorkStation, providing physicians with a fully integrated, simple-to-use system that automates daily tasks and creates a single, accessible source of patient data.

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physicians, anesthesiologists and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health Anesthesia and Helper family of Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed and our products, please call 877-879-8633, or visit our website at www.vantagemed.com.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of applicable Canadian securities legislation. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”,”could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Nightingale to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the speculative nature of the medical software industry, which is affected by numerous factors beyond Nightingale’s control; the ability of Nightingale to successfully integrate its acquisitions and any liabilities arising as a result of such acquisitions; the existence of present and possible future government regulation; the significant and increasing competition that exists in the medical software industry; the early stage of Nightingale’s business; and therefore it is subject to the risks associated with early stage companies, including uncertainty of revenues, markets and profitability and the need to raise additional funding.

Although Nightingale has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Nightingale does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Further information on Nightingale Informatix Corporation is available at www.sedar.com

The TSX Venture Exchange Inc. has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.